 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of our report dated November 10, 2006, relating to the financial statements of Eternal Energy Corp. (formerly Golden Hope Resources Corp.) and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Kelly & Company

Kelly & Company
Costa Mesa, California
January 29, 2007